Exhibit 10.6

Execution Version

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (“Agreement”) is made as of the 27th day of October, 2008, between Roger Cozzi (“Executive”) and Gramercy Capital Corp., a Maryland corporation (“Gramercy”), to be effective as of October 28, 2008 (the “Effective Date”).  This Agreement is being entered into in connection with the Employment and Noncompetition Agreement, dated as of the date hereof, by and between GKK Manager LLC (the “Manager”) and Executive (as amended or superseded from time to time, the “Employment Agreement”).

1.                                       Term.  The term of this Agreement shall commence on the Effective Date and shall continue through, and terminate on, December 31, 2011 (the “Original Term”) unless earlier terminated as provided in Section 6 below.  The Original Term shall automatically be extended for successive one (1) year periods (each a “Renewal Term”), unless either party gives the other party at least three (3) months written notice of desire to negotiate terms and/or non-renewal prior to the expiration of the then current term; provided that a notice of desire to negotiate terms and/or non-renewal given by Executive or Gramercy under the Employment Agreement shall be deemed to constitute a notice of desire to negotiate terms and/or non-renewal under this Agreement. The period of Executive’s employment hereunder consisting of the Original Term and all Renewal Terms, if any, is herein referred to as the “Term.”

2.                                       Employment.  As of the Effective Date, Gramercy has appointed Executive to serve as its Chief Executive Officer and the Manager has entered into the Employment Agreement with Executive whereby, among other things, the Manager has agreed to employ Executive to serve as the Chief Executive Officer of Gramercy.  The Board of Directors of Gramercy (the “Board”) shall nominate Executive for election to the Board at the next annual meeting of stockholders of Gramercy at which a class of directors with a current vacancy is to be elected, subject to Executive’s continued employment. In consideration of Executive’s service as an officer of Gramercy, Gramercy shall compensate Executive as provided in this Agreement.

3.                                       Equity Awards.  As determined by the Board or the Compensation Committee of the Board (the “Compensation Committee”) and as provided in this Agreement, Executive shall be eligible to participate in Gramercy’s then current equity incentive plan (the “Plan”) during the Term.  On the Effective Date, Executive will be granted 260,000 shares of restricted common stock of Gramercy (“Common Stock”), “incentive stock options,” as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to purchase 100,000 shares of Common Stock, non-qualified stock options to purchase 200,000 shares of Common Stock and 500,000 LTIP Units in GKK Capital LP, a Delaware limited partnership, in accordance with and subject to definitive documentation which is consistent with the terms summarized on Exhibit A hereto and which is otherwise consistent with Gramercy’s general practices for documentation.

4.                                       Indemnification and Liability Insurance.  Gramercy agrees to indemnify Executive to the full extent permitted by applicable law, as the same exists and may hereafter be amended, from and against any and all losses, damages, claims, liabilities and expenses asserted against, or incurred or suffered by, Executive (including the costs and expenses of legal counsel retained by Gramercy to defend Executive and judgments, fines and amounts paid in settlement actually and reasonably incurred by or imposed on such indemnified party) with respect to any action, suit or proceeding, whether civil, criminal administrative or investigative (a “Proceeding”) in which Executive is made a party or threatened to be made a party or is otherwise involved, either with regard to his entering into this Agreement with Gramercy or in his capacity as an officer or director, or former officer or director, of Gramercy or any affiliate thereof for which he may serve in such capacity.  Gramercy also agrees to secure promptly and maintain officers and directors liability insurance providing coverage for Executive, with such terms and limits as are deemed appropriate by Gramercy, to the extent that coverage can be obtained on reasonable efforts at a comparable rate; provided that Executive shall be covered in such a manner as to provide Executive the same rights and benefits as are accorded to the most favorably insured of Gramercy’s officers.  The provisions of this Section 4 shall remain in effect after this Agreement is terminated irrespective of the reasons for termination.

5.                                       Gramercy’s Policies.  Executive agrees to observe and comply with the reasonable written rules and regulations of Gramercy regarding the performance of his duties and to carry out and perform orders, directions and policies communicated to him from time to time by Gramercy, so long as same are otherwise consistent with this Agreement.

6.                                       Compensation Upon Termination.

(a)                                  Termination By the Manager Without Cause or By Executive With Good Reason.  If (i) Executive’s employment with the Manager is terminated by the Manager without Cause (pursuant to, and as defined in, the Employment Agreement) or (ii) Executive shall terminate his employment with Manager with Good Reason (pursuant to, and as defined in, the Employment Agreement), then Executive shall resign all positions with Gramercy and its subsidiaries and affiliates.  In addition, subject to Executive’s execution of a release agreement in form and substance satisfactory to Gramercy, whereby, in general, Executive releases Gramercy from all claims Executive may have against Gramercy (other than claims to provide the severance payments and benefits provided for in this Agreement and certain other specified agreements) (the “Release Agreement”), and the effectiveness thereof on or within 30 days after the date on which Executive’s employment with the Manager terminates (the “Termination Date,” and the date of such effectiveness being referred to herein as the “Release Effectiveness Date”), Executive shall be credited with twelve (12) months after termination under any provisions governing restricted stock, options or other equity-based awards granted to Executive by Gramercy relating to the vesting or initial exercisability thereof; provided that any unvested or unexercisable restricted stock, options or other equity based awards that were granted as payment of a cash bonus, as determined at the time of grant by Gramercy, in its sole discretion, shall become fully vested and exercisable on the date of Executive’s termination.  For purposes of determining the effect of such twelve (12) months of credit with respect to any performance-based vesting criteria, (A) if such termination occurs less than six months after the beginning of a performance period, then performance-based vesting shall be based on performance during the prior performance period and (B) if such termination occurs more than six months after the beginning of a performance period, then performance-based vesting shall be based on performance during such interim period through the most recently completed fiscal quarter.  Furthermore, upon such termination, any then vested unexercised stock options granted to Executive by Gramercy shall remain exercisable until the second January 1 to follow the Termination Date or, if earlier, the expiration of the initial applicable term stated at the time of the grant.  Notwithstanding the foregoing, the provisions of this Section 6(a) shall not apply to LTIP Units granted pursuant to Section 3 hereof, which shall be governed by the terms of the LTIP Unit Award Agreement entered into by Executive, Gramercy and GKK Capital LP as of the date hereof.

Other than as may be provided under Section 4 or as expressly provided in this Section 6(a), Gramercy shall have no further obligations hereunder following such termination.

(b)                                 Termination By the Manager For Cause or By Executive Without Good Reason.  If (i) Executive’s employment with the Manager is terminated by the Manager for Cause (pursuant to, and as defined in, the Employment Agreement), or (ii) Executive voluntarily terminates his employment with the Manager hereunder without Good Reason (pursuant to, and as defined in, the Employment Agreement), then Executive shall resign all positions with Gramercy and its subsidiaries and affiliates and Executive shall not be entitled to acceleration of vesting or extension of exercise period of any equity awards, except as otherwise provided in the documentation applicable to such equity awards.  Other than as may be provided under Section 4 or as expressly provided in this Section 6(b), Gramercy shall have no further obligations hereunder following such termination.

(c)                                  Termination by Reason of Death.  If Executive’s employment with the Manager terminates due to his death, Executive’s estate (or a beneficiary designated by Executive in writing prior to his death) shall be credited with twelve (12) months after termination under any provisions governing restricted stock, options or other equity-based awards granted to Executive by Gramercy relating to the vesting or initial exercisability thereof; provided that any unvested or unexercisable restricted stock, options or other equity-based awards that were granted as payment of a cash bonus, as determined at the time of grant by Gramercy, in its sole discretion, shall become fully vested and exercisable on the date of Executive’s death.  For purposes of determining the effect of such twelve (12) months of credit with respect to any performance-based vesting criteria, (A) if such termination occurs less than six months after the beginning of a performance period, then performance-based vesting shall be based on performance during the prior performance period and (B) if such termination occurs more than six months after the beginning of a performance period, then performance-based vesting shall be based on performance during such interim period through the most recently completed fiscal quarter.  Furthermore, upon such death, any then vested unexercised stock options granted to Executive by Gramercy shall remain vested and exercisable until the earlier of (A) the date on which the term of such stock options otherwise would have expired, or (B) the second January 1 after the date of Executive’s termination due to his death.  Notwithstanding the foregoing, the provisions of this Section 6(c) shall not apply to LTIP Units granted pursuant to Section 3 hereof, which shall be governed by the terms of the LTIP Unit Award Agreement entered into by Executive, Gramercy and GKK Capital LP as of the date hereof.

Other than as may be provided under Section 4 or as expressly provided in this Section 6(c), Gramercy shall have no further obligations hereunder following such termination.

(d)                                 Termination by Reason of Disability.  In the event that Executive’s employment with the Manager terminates due to his disability (pursuant to, and as defined in, the Employment Agreement), Executive shall be entitled to the payments and benefits, described in this Section 6(d), subject to Executive’s execution of the Release Agreement and the effectiveness thereof on or within 30 days after the date on which Executive’s employment with the Manager terminates.  Executive shall be entitled to the following payments and benefits, subject to Executive’s execution of the Release Agreement and the effectiveness thereof on or within 30 days after the Termination Date.  Executive shall be credited with twelve (12) months after termination under any provisions governing restricted stock, options or other equity-based awards granted to Executive by Gramercy relating to the vesting or initial exercisability thereof; provided that any unvested or unexercisable restricted stock, options or other equity-based awards that were granted as payment of a cash bonus, as determined at the time of grant by Gramercy, in its sole discretion, shall become fully vested and exercisable on the Release Effectiveness Date.  For purposes of determining the effect of such twelve (12) months of credit with respect to any performance-based vesting criteria, (A) if such termination occurs less than six months after the beginning of a performance period, then performance-based vesting shall be based on performance during the prior performance period and (B) if such termination occurs more than six months after the beginning of a performance period, then performance-based vesting shall be based on performance during such interim period through the most recently completed fiscal quarter.  Any then vested unexercised stock options granted to Executive by Gramercy shall remain vested and exercisable until the earlier of (A) the date on which the term of such stock options otherwise would have expired, or (B) the second January 1 after the Termination Date.  Notwithstanding the foregoing, the provisions of this Section 6(d) shall not apply to LTIP Units granted pursuant to Section 3 hereof, which shall be governed by the terms of the LTIP Unit Award Agreement entered into by Executive, Gramercy and GKK Capital LP as of the date hereof.

Other than as may be provided under Section 4 or as expressly provided in this Section 6(d), Gramercy shall have no further obligations hereunder following such termination.

7.                                       Arbitration.  Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that is not resolved by Executive and Gramercy (or its affiliates, where applicable) shall be submitted to arbitration in New York, New York in accordance with New York law and the procedures of the American Arbitration Association.  The determination of the arbitrator(s) shall be conclusive and binding on Gramercy (or its affiliates, where applicable) and Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

8.                                       Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand and or sent by prepaid telex, cable or other electronic devices or sent, postage prepaid, by registered or certified mail or telecopy or overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

(a)                                  if to Executive:

Roger Cozzi, at the address shown on the execution page hereof.

and:

Hoguet Newman Regal & Kenney, LLP

10 East 40th Street

New York, New York 10016

Attention:  Laura B. Hoguet

(b)                                 if to Gramercy:

Gramercy Capital Corp.

420 Lexington Avenue

New York, New York 10170

Attn: Corporate Secretary

with copies to:

Gramercy  Manager LLC

420 Lexington Avenue

New York, New York 10170

and:

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts  02109

Attention:  Daniel Adams

or such other address as either party may from time to time specify by written notice to the other party hereto.

9.                                       Amendments.  No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by the party against whom such amendment, modification or waiver is sought.

10.                                 Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion hereof) or the application of such provision to any other persons or circumstances.

11.                                 Withholding.  Gramercy shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

12.                                 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which Gramercy may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, assigns, heirs, distributees, devisees and legatees.

13.                                 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

14.                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

15.                                 Choice of Venue.  Subject to the provisions of Section 7, Executive agrees to submit to the jurisdiction of the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, for the purpose of any action to enforce any of the terms of this Agreement.

16.                                 Section 409A.

(a)                                  Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, the Manager determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code of either the Manager or Gramercy, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Executive’s separation from service, or (B) Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.  Any such delayed cash payment shall earn interest at a simple annual rate equal to 5% per annum, from the date such payment would have been made if not for the operation of this Section until the payment is actually made.

(b)                                 The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)                                  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)                                 Gramercy makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

17.                                 Entire Agreement.  This Agreement, together with the Employment Agreement, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.  The parties hereto shall not be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

18.                                 Paragraph Headings.  Section headings used in this Agreement are included for convenience of reference only and will not affect the meaning of any provision of this Agreement.

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IN WITNESS WHEREOF, this Agreement is entered into as of the date and year first written above, and is being executed on October 27, 2008.

GRAMERCY CAPITAL CORP.

By:	/s/ Marc Holliday
	Name:	Marc Holliday
	Title:	President

EXECUTIVE:

/s/ Roger Cozzi
Name: Roger Cozzi

[Signature Page to Severance Agreement]